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                                                                     EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               OCEAN ENERGY, INC.

         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

         FIRST:   The name of the corporation is Ocean Energy, Inc.

         SECOND: The first paragraph of Article FOUR shall be amended to read in its entirety as follows:

                  The total number of shares of stock that the corporation shall have authority to issue is 240,000,000 shares, divided into 10,000,000 shares of Preferred Stock of the par value of $1.00 per share, and 230,000,000 shares of Common Stock of the par value of $.10 per share. Each share of Common Stock shall be entitled to one vote.

         THIRD: The above described amendment to Article FOUR was adopted by the shareholders of the corporation on May 25, 1999.

         FOURTH: At the close of business on April 26, 1999, the record date for the determination of shareholders entitled to notice of and to vote at the shareholders' meeting where such adoption occurred, there were outstanding 165,898,205 shares of Common Stock and 50,000 shares of the Company's Series C Convertible Preferred Stock (the "Convertible Preferred Stock"). Each shareholder was entitled to one vote for each share of Common Stock, and 66.96 votes for each share of Convertible Preferred Stock, for a total of 169,246,205 votes.

         FIFTH: As described more fully in the table set forth below, an aggregate of 126,926,397 votes were cast in favor of the amendment and an aggregate of 11,587,303 votes were cast against the amendment:

--------------------------------------------------------------------------------
                          For                                Against
              -------------------------------      -----------------------------
                 Shares              Votes            Shares         Votes
              ------------       ------------      -----------    --------------
Common         123,578,397        123,578,397       11,587,303     11,587,303
Stock
--------------------------------------------------------------------------------
Series C
Preferred           50,000          3,348,000                0              0
Stock
--------------------------------------------------------------------------------
Total          123,628,397        126,926,397       11,587,303     11,587,303
--------------------------------------------------------------------------------

         SIXTH: The amendment effects no change in the amount of stated capital of the corporation.


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DATED: June 1, 1999.

                                        OCEAN ENERGY, INC.


                                        By:
                                           -------------------------------------
                                           James T. Hackett
                                           President and Chief Executive Officer



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